EXHIBIT 2.3

STOCKHOLDER SUPPORT AGREEMENT

     This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) dated as of April 29, 2004, is by and between infoUSA Inc., a Delaware corporation (“Parent”), OSIS Acquisition Corp., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Parent and Martin F. Kahn (“Stockholder”).

RECITALS

     In order to induce Parent and Merger Sub to enter into an Agreement and Plan of Merger, dated as of even date herewith (as amended from time to time, the “Merger Agreement”) with OneSource Information Services, Inc., a Delaware corporation (“Target”), Merger Sub has requested Stockholder, and Stockholder has agreed, to enter into this Agreement.

     As of the date hereof, Stockholder is the holder of the shares of capital stock of Target (the “Common Shares”) or of options to purchase Common Shares listed on the signature page hereof.

     Capitalized terms used but not separately defined herein shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Agreement to Tender

     Section 1.01 Agreement to Tender. Stockholder hereby irrevocably and unconditionally agrees to validly tender (and not withdraw) or cause to be validly tendered (and not withdrawn) pursuant to and in accordance with the terms of the Offer all of the Common Shares that Stockholder owns as of the date hereof, as well as any additional Common Shares that Stockholder may own, whether acquired by purchase, exercise of Options or otherwise, at any time after the date hereof (the “Stockholder Shares”). Within ten business days after the commencement of the Offer (or within ten business days after any Stockholder Shares are acquired by Stockholder during pendency of the Offer, if later), Stockholder shall deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Stockholder Shares complying with the terms of the Offer, (ii) certificates representing all of the Stockholder Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer. Stockholder hereby permits Parent and Merger Sub to publish and disclose in the Offer Documents and, if approval of the Company’s stockholders is required, the Proxy Statement his or her identity and ownership of the Stockholder Shares and the nature of his or her commitments, arrangements and understandings under this Agreement.

ARTICLE 2
Voting Agreement; Grant of Proxy

     Section 2.01 Voting Agreement.

          (a) Until the earliest to occur of (w) tender and acceptance of the Stockholder Shares pursuant to the Offer, (x) the consummation of the Merger, (y) the six-month anniversary of the date hereof, or (z) the termination of the Merger Agreement (such date, the “Termination Date”),

Stockholder hereby irrevocably and unconditionally agrees to vote or cause to be voted all Stockholder Shares that Stockholder is entitled to vote at the time of any vote of the stockholders of Target where such matters arise (i) in favor of the approval and adoption of the Merger Agreement and in favor of the Transactions, (ii) against any proposal or transaction which could prevent or delay the consummation of the Transactions, and (iii) against any corporate action which would frustrate the purposes, or prevent or delay the consummation, of the Transaction.

          (b) If any stockholder vote in respect of the Merger Agreement or any of the Transactions is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with any vote of stockholders shall also apply.

     Section 2.02 Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Stockholder Shares. By entering into this Agreement, Stockholder hereby grants a limited irrevocable proxy, within the meaning of the DGCL, appointing Merger Sub as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in such manner and upon and limited to only those matters referred to in Section 2.01 above, as Merger Sub or its proxy or substitute shall, in Merger Sub’s sole discretion, deem proper with respect to the Stockholder Shares. The proxy granted by Stockholder pursuant to this Article 2 is irrevocable and is granted in consideration of Merger Sub’s entering into the Merger Agreement and to secure Stockholder’s performance of this Agreement and duty to vote or cause to be voted (including by written consent) all of the Stockholder Shares as set forth in Section 2.01(a) and (b) hereof, and such irrevocable proxy shall remain in effect until the Termination Date, notwithstanding the death or incapacity of Stockholder. Such proxy shall be revoked on the Termination Date.

     Section 2.03 Capacity. The Stockholder is only obligating himself or herself in his or her capacity as a stockholder of Target and not agreeing to take any action or forego taking any action in his or her capacity as an officer or director of Target.

ARTICLE 3
Representations and Warranties of Stockholder

     Stockholder represents and warrants to Merger Sub that:

     Section 3.01 Valid Title. Stockholder is the beneficial owner of the Stockholder Shares held by such Stockholder on the date hereof with no restrictions on Stockholder’s voting rights or rights of disposition pertaining thereto, except securities Law requirements. None of the Stockholder Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares (other than this Agreement).

     Section 3.02 Binding Effect. This Agreement is the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

     Section 3.03 Total Shares. The number of Stockholder Shares set forth on the signature page hereto opposite the name of Stockholder are the only shares of Common Shares beneficially owned by Stockholder.

ARTICLE 4
Representations and Warranties of Parent and Merger Sub

     Parent and Merger Sub jointly and severally represent and warrant to Stockholder that:

     Section 4.01 Corporate Power and Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the performance hereof have been duly authorized by the board of directors of each of Parent and Merger Sub and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution, delivery or performance by Parent or Merger Sub of this Agreement and the performance hereof. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding Agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

ARTICLE 5
Covenants of Stockholder

     Stockholder hereby covenants and agrees that:

     Section 5.01 No Proxies for, Sale of or Encumbrances on Stockholder Shares. Except pursuant to the terms of this Agreement, prior to the Termination Date Stockholder shall not, without the prior written consent of Merger Sub, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Stockholder Shares, or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Stockholder Shares during the term of this Agreement. Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify Merger Sub promptly and to provide all details requested by Merger Sub if Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

     Section 5.02 Further Action. Stockholder intends this limited proxy to be irrevocable and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy, including, without limitation, filing written notice of this irrevocable proxy with the secretary of Target or permitting Merger Sub, as such Stockholder’s attorney-in-fact, to file a copy of this Agreement with the secretary of Target.

ARTICLE 6
Miscellaneous

     Section 6.01 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 6.02 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to effectuate the intent of this Agreement.

     Section 6.03 Specific Performance. The parties hereto agree that Merger Sub would suffer irreparable damage if for any reason Stockholder failed to perform any of such Stockholder’s obligations under this Agreement, and that Merger Sub would not have an adequate remedy at law for money damages in such event. Accordingly, Merger Sub shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Stockholder. This provision is without prejudice to any other rights that Merger Sub may have against Stockholder for any failure to perform such Stockholder’s obligations under this Agreement.

     Section 6.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

     Section 6.05 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     Section 6.06 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that Merger Sub may assign its rights and obligations to any affiliate of Merger Sub without any such consent.

     Section 6.07 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     Section 6.08 Counterparts. This Agreement may be signed in any number of counterparts, each of which, when executed and delivered, shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

infoUSA Inc.

By:	/s/ Raj Das

Name:	Raj Das

Title:	Chief Financial Officer

Address:	5711 S. 86th Circle
Omaha, NE 68127

MERGER SUB:

OSIS Acquisition Corp.

By:	/s/ Raj Das

Name:	Raj Das

Title:	Chief Financial Officer

Address:	5711 S. 86th Circle
Omaha, NE 68127

STOCKHOLDER:

Name:	/s/ Martin F. Kahn

Address:	924 West End Avenue, Apt. 24 New York, NY 10025

Stockholder Shares:
Number of Shares:	266,756

Number of Options:	142,500

[SIGNATURE PAGE TO
STOCKHOLDER SUPPORT AGREEMENT]